CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment Number 39 to the Registration Statement (Form N-1A, No. 811-21978) of Pioneer Series Trust VI, and to the incorporation by reference of our reports, dated December 18, 2020, on Pioneer Floating Rate Fund and Pioneer Flexible Opportunities Fund, included in the Annual Reports to Shareholders for the fiscal year ended October 31, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 24, 2021